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                                                                    EXHIBIT 11.1

                        CALCULATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                         YEARS ENDED SEPTEMBER 30,
                                                -----------------------------------
                                                  1997         1996          1995
Primary earnings per share
Net income (loss)                               $ 76,179     $(42,986)     $123,565
                                                ========     ========      ========

Weighted average common shares outstanding        47,444       46,755        45,951
Common equivalent shares issuable under
 dilutive stock options after applying
 treasury stock method,  net of tax benefit        1,331           --         1,665
                                                --------     --------      --------
Common and common equivalent shares used
 in computing primary earnings per share          48,775       46,755        47,616
                                                ========     ========      ========
Primary earnings per share                      $   1.56     $  (0.92)     $   2.60
                                                ========     ========      ========


Note: The difference between primary earnings per share and fully diluted earnings per share was less than 3% for fiscal years 1997, 1996 and 1995. As such, the calculation of fully diluted earnings per share is not required.